As filed with the Securities and Exchange Commission on June 26, 2017

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

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As a shareholder of Blackstone Alternative Multi-Strategy Fund (the “Fund”), a series of Blackstone Alternative Investment Funds (the “Trust”), you are receiving this Notice regarding the internet availability of an Information Statement relating to the selection and approval of certain sub-advisers for the Fund. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and to review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only. You do not need to take any action in connection with the selection and approval of the sub-advisers.

Summary of Information Statement

The Information Statement describes how Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund’s investment adviser, seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. At BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved FT AlphaParity, LLC(1) (“FT AlphaParity”), Gracian Capital LLC (“Gracian”), H2O AM LLP (“H2O”), and Magnetar Asset Management LLC (“Magnetar”) as sub-advisers to the Fund. BAIA subsequently terminated FT AlphaParity prior to the completion of this Information Statement. The Information Statement provides information about each of these sub-advisers.

BAIA, pursuant to the terms of exemptive orders received from the Securities and Exchange Commission on April 2, 2013 and March 13, 2017, may enter into and materially amend sub-advisory agreements with sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. without seeking the approval of the Fund’s shareholders, so long as certain conditions are satisfied. BAIA’s selection of FT AlphaParity, Gracian, H2O and Magnetar does not require shareholder approval. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

By sending you this Notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.blackstone.com/bamsf. The Information Statement will be available on the website for at least 90 days after the date of this Notice. If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. You may request a paper copy or PDF via email of the Information Statement by writing the Fund, c/o BAIA, 345 Park Avenue, New York, NY 10154, or by calling (toll-free) 1-855-890-7725, by July 31, 2017. If you do not request a paper copy or PDF via email by that date, you will not otherwise receive a paper or email copy. You can obtain a free copy of the annual and semi-annual reports of the Fund, when available, by writing or contacting the Fund at the address or number above or visiting the Fund’s website.

Please note: Only one Notice is being delivered to multiple shareholders who share an address unless the Fund has received contrary instructions from one or more of the shareholders. The Fund will deliver, promptly upon request to the telephone number or address listed above, a separate copy of this Notice to a shareholder at a shared address to which a single copy of this Notice was delivered.

(1)	FT AlphaParity is the successor to AlphaParity, LLC, which served as a sub-adviser to the Fund from the Fund’s inception through the acquisition of AlphaParity, LLC by Franklin Templeton Investments in February 2017.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

INFORMATION STATEMENT

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NOTICE REGARDING NEW SUB-ADVISERS

Blackstone Alternative Investment Advisors LLC (“BAIA”), the investment adviser to Blackstone Alternative Multi-Strategy Fund (the “Fund”), a series of Blackstone Alternative Investment Funds (the “Trust”) seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. This information statement is being provided to the Fund’s shareholders in lieu of a proxy statement, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission (the “SEC”) on April 2, 2013 and March 13, 2017. These exemptive orders permit BAIA to enter into and materially amend sub-advisory agreements with investment sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. (“Blackstone”) without seeking the approval of the Fund’s shareholders, so long as certain conditions are satisfied. This Information Statement is to inform you that, at BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved FT AlphaParity, LLC(1) (“FT AlphaParity”), Gracian Capital LLC (“Gracian”), H2O AM LLP (“H2O”), and Magnetar Asset Management LLC (“Magnetar”) as sub-advisers to the Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE FUND AND THE ADVISORY AGREEMENT

BAIA serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement dated March 17, 2014, as amended (the “Advisory Agreement”). BAIA seeks to achieve the Fund’s investment objective by allocating the Fund’s assets among a variety of non-traditional or “alternative” investment strategies, including, in part, by allocating the Fund’s assets among sub-advisers with experience managing or advising alternative investment strategies. BAIA is responsible for selecting the investment strategies, for identifying and retaining sub-advisers with expertise in the selected strategies, and for determining the amount of Fund assets to allocate to each sub-adviser.

BAIA may adjust allocations from time to time among strategies or sub-advisers and has discretion to not allocate any assets to one or more sub-advisers at any time. BAIA currently intends to generally consider the following factors as part of its sub-adviser screening process, although the factors considered from time to time or with respect to any one sub-adviser may vary and may include only some or none of the factors listed below or other factors that are not listed below:

•	Attractive long-term risk-adjusted investment performance: BAIA seeks to choose non-traditional sub-advisers that it believes will produce attractive long-term risk-adjusted returns over a full market cycle.

•	Skilled application of non-traditional investment techniques: BAIA believes that attractive risk-adjusted investment returns can sometimes be found outside traditional investment strategies that rely on relative performance against public market equity and fixed income benchmarks. BAIA seeks to choose sub-advisers who use “non-traditional” investment approaches, which often seek to take advantage of market inefficiencies and other factors in order to outperform the underlying markets of their investments.

(1)	FT AlphaParity is the successor to AlphaParity, LLC, which served as a sub-adviser to the Fund from the Fund’s inception through the acquisition of AlphaParity, LLC by Franklin Templeton Investments in February 2017.

•	Opportunistic approach to investing: Among the sub-advisers considered, BAIA may choose “opportunistic” sub-advisers who are willing to make substantial investments based on the direction the sub-adviser anticipates a particular market, markets, or individual securities will take. These sub-advisers may make “directional investments” and frequently use leverage to attempt to produce attractive returns. It is possible that BAIA may make only relatively short-term allocations to sub-advisers that specialize in opportunistic trades.

•	Management stability and committed investment professionals: BAIA believes the ability to generate attractive risk-adjusted returns over a full market cycle, especially when the application of sophisticated non-traditional techniques is involved, is dependent upon the performance of committed investment professionals. No matter how appealing the investment concept, BAIA believes that attractive risk-adjusted returns can only be generated by committed people operating in a stable environment.

•	Ongoing monitoring: Once selected, the performance of each sub-adviser is regularly reviewed, and new sub-advisers are identified and considered on an on-going basis. In addition, the allocation of a Fund’s assets among sub-advisers, approaches, and styles will be regularly monitored and may be adjusted in response to performance results or changing economic conditions.

Each sub-adviser selected by BAIA and approved by the Board enters into a sub-advisory agreement with BAIA, pursuant to which each discretionary sub-adviser is delegated responsibility for the day-to-day management of the Fund’s assets allocated to it (the “Allocated Portion”) and each non-discretionary sub-adviser provides BAIA with a model portfolio for the Allocated Portion to be implemented by BAIA in its discretion. BAIA compensates the sub-advisers out of the management fee it receives from the Fund. Each discretionary sub-adviser makes investment decisions for the assets it has been allocated to manage, subject to the overall supervision of BAIA. Each non-discretionary sub-adviser makes investment recommendations for the assets it has been allocated, subject to the overall supervision of BAIA. BAIA oversees the sub-advisers for compliance with the Fund’s investment objective, policies, strategies, and restrictions, and monitors each sub-adviser’s adherence to its investment style.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board held on May 17-18, 2016, the Board, including a majority of the Board members who are not interested persons of the Funds within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved Magnetar as a sub-adviser to the Fund and approved a new sub-advisory agreement between BAIA and Magnetar. The sub-advisory agreement with Magnetar became effective as of June 15, 2017. At a meeting of the Board held on February 14-15, 2017, the Board, including a majority of the Independent Trustees, approved FT AlphaParity as a sub-adviser to the Fund and approved new a sub-advisory agreement between BAIA and FT AlphaParity. The sub-advisory agreement with FT AlphaParity became effective as of February 15, 2017. At a meeting of the Board held on May 16-17, 2017, the Board, including a majority of the Independent Trustees, approved Gracian and H2O as sub-advisers to the Fund and approved new sub-advisory agreements between BAIA and each of the new sub-advisers. The sub-advisory agreement with Gracian became effective as of May 24, 2017, and the sub-advisory agreement with H2O became effective as of June 1, 2017.

At the time each of Magnetar, FT AlphaParity, Gracian, and H2O was hired as a sub-adviser, BAIA continued to allocate the Fund’s assets among the existing sub-advisers and adjust allocations among the existing sub-advisers. The allocations may change over time, and from time to time BAIA may not allocate any of the Fund’s assets to one or more sub-advisers.

Under its sub-advisory agreement, subject to the supervision and oversight of BAIA, each of Magnetar, FT AlphaParity and H2O will furnish continuously an investment program for its Allocated Portion of the Fund, determining what investments to purchase, hold, sell, or exchange and what portion of the Fund’s assets to hold uninvested, with respect to its Allocated Portion, in compliance with the Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Each of Magnetar, FT AlphaParity, and H2O is responsible for its expenses incurred in connection with managing its Allocated Portion. Each of FT AlphaParity and H2O receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion. Magnetar receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the leveraged assets of its Allocated Portion but subject to a cap based on an annual percentage of the average daily net assets of its Allocated Portion.

Under its sub-advisory agreement, subject to the supervision and oversight of BAIA, Gracian, as a non-discretionary sub-adviser, will furnish a model portfolio to BAIA with respect to its Allocated Portion, in compliance with the Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Gracian will not purchase, hold, sell, or exchange assets on behalf of the Fund, but is responsible for its expenses in connection with generating the trade ideas. Gracian may receive, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion.

The initial term of the sub-advisory agreement with Magnetar extends until June 15, 2019, the initial term of the sub-advisory agreement with Gracian extends until May 24, 2019, and the initial term of the sub-advisory agreement for H2O extends until June 1, 2019. The initial term of the sub-advisory agreement with FT AlphaParity would have extended until February 15, 2019; however, BAIA terminated the sub-advisory agreement for FT AlphaParity on June 22, 2017.

After the initial term, each sub-advisory agreement shall continue in effect for successive periods of no more than twelve (12) months each, so long as such continuance is specifically approved at least annually (i) by the Board or the shareholders by the affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, and (ii) by a majority of the Independent Trustees. Each sub-advisory agreement may be terminated, without penalty, (x) by vote of the Board or by vote of a majority of the outstanding voting securities of a Fund, upon 60 days’ written notice to BAIA and the sub-adviser; (y) by sub-adviser upon 60 days’ written notice to BAIA and the Fund; or (z) by BAIA upon 60 or 61 days’ written notice to the sub-adviser. Each sub-advisory agreement may also be terminated by BAIA immediately upon a material breach of the agreement by sub-adviser, which is not promptly cured, or at the discretion of BAIA, if certain personnel of the sub-adviser are accused of violating or, in the case of certain sub-advisory agreements, materially violating federal securities laws or other criminal conduct. Each sub-advisory agreement will terminate automatically in the event of its assignment of the sub-adviser or the termination of BAIA’s advisory agreement with a Fund.

Each sub-advisory agreement may only be amended in writing. Under the exemptive orders referenced above, so long as certain conditions are satisfied, each sub-advisory agreement may be amended materially without shareholder approval. However, the exemptive order requires generally that shareholders of the Fund receive notice within 90 days of the hiring of a new sub-adviser and that the Fund provide shareholders with information that is similar to that which would have been included in a proxy statement to shareholders.

The existing sub-advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the new sub-advisers, except that the amount of each existing sub-advisers’ Allocated Portions may change as a result of the addition of the new sub-advisers.

The form of each sub-advisory agreement is attached within Exhibit A.

INFORMATION ABOUT MAGNETAR

Magnetar Asset Management LLC was formed in 2016 and is an affiliate of Magnetar Financial LLC (together with Magnetar Asset Management LLC, “Magnetar Capital”) which was founded in 2005. As of March 31, 2017, Magnetar Capital had approximately $13.6 billion in assets under management, including designated investments and unfunded investor commitments. Magnetar Capital’s principal place of business is located at 1603 Orrington Avenue, Evanston, IL 60201, United States.

Magnetar manages a portion of the Fund’s assets using a process-driven risk arbitrage strategy which typically involves investing in equity securities of companies that are the targets of merger transactions in order to capture returns similar to those of a passively managed risk arbitrage index. Magnetar will primarily invest in companies with a broad range of market capitalizations that are targets of announced merger transactions, with a focus on

North America, Western Europe, and Australia, but with potential to invest worldwide. This strategy is based on that utilized by Magnetar Capital for its proprietary fund product.

The following table provides information on the principal executive officers and directors of Magnetar. The business address of each person is c/o Magnetar Asset Management LLC, 1603 Orrington Avenue, Evanston, IL 60201, United States.

Name	Title/Responsibilities
Alec Litowitz	Founder / Chief Executive Officer
Ross Laser	Co-Founder / President
Ernest Rogers	Chief Operating Officer

INFORMATION ABOUT FT ALPHAPARITY

FT AlphaParity is the successor to AlphaParity, LLC, which served as a sub-adviser to the Fund from the Fund’s inception pursuant to an investment sub-advisory agreement between BAIA and AlphaParity, LLC dated June 1, 2014 (the “Original AlphaParity Sub-Advisory Agreement”). In February 2017, Franklin Templeton Investments acquired AlphaParity, LLC and the change of control resulted in the assignment and automatic termination of the Original AlphaParity Sub-Advisory Agreement pursuant to the terms of the agreement and the provisions of the 1940 Act. BAIA entered into a new sub-advisory agreement with FT AlphaParity on February 15, 2017. On June 22, 2017, BAIA terminated the sub-advisory agreement with FT AlphaParity.

As of March 31, 2017, FT AlphaParity had approximately $556.58 million in assets under management. FT AlphaParity’s principal offices are located at One International Place, Boston, MA 02110.

FT AlphaParity managed a portion of the Fund’s assets using a macro strategy. Macro strategies seek to profit from movements in underlying macroeconomic variables and the impact those variables have on equity, fixed income, currency, and commodity markets.

The following table provides information on the principal executive officers and directors of FT AlphaParity. The business address of each person is c/o FT AlphaParity, LLC, One International Place, Boston, MA 02110.

Name	Title/Responsibilities
Shlomo (Steve) Gross	Founder / Chief Investment Officer
Joshua Smith	Founder / Head of Investment Research
Jeff Silverman	President / Head of Business Development
Edward McGraw	Chief Operating Officer / Chief Compliance Officer

INFORMATION ABOUT H2O

H2O was formed in 2010. As of May 31, 2017, H2O had approximately $14.2 billion in assets under management. H2O is located at 10 Old Burlington Street, London W1S 3AG, United Kingdom.

H2O manages a portion of the Fund’s assets using a macro strategy. Macro strategies seek to profit from movements in underlying macroeconomic variables and the impact those variables have on equity, fixed income, currency, and commodity markets.

The following table provides information on the principal executive officers and directors of H2O. The business address of each person is c/o H2O AM LLP, 10 Old Burlington Street, London W1S 3AG, United Kingdom.

Name	Title/Responsibilities
Marc Maudhuit	Partner, Global Head of Client Portfolio Management
Matthieu Genessay	Partner, Client Portfolio Management
Julie Mulcahy	Chief Operating Officer

INFORMATION ABOUT GRACIAN

Gracian was formed in 2011. As of May 31, 2017, Gracian had approximately $307 million in regulatory assets under management. Gracian is located at 11512 El Camino Real, Suite 360, San Diego, CA 92130, United States.

Gracian is a non-discretionary sub-adviser that provides BAIA with a model portfolio for allocating assets using a short-only fundamental equity strategy. Trade ideas provided to BAIA by Gracian are implemented by BAIA in its sole discretion.

The following table provides information on the principal executive officers and directors of Gracian. The business address of each person is c/o Gracian Capital LLC, 11512 El Camino Real, Suite 360, San Diego, CA 92130, United States.

Name	Title/Responsibilities
Matthew R. Kliber	Founder, Managing Member
Thomas Heidecker	Chief Compliance Officer

BOARD CONSIDERATIONS

At their meetings on May 17-18, 2016, February 14-15, 2017 and May 16-17, 2017, the Board, including all of the Independent Trustees, unanimously approved the new sub-advisory agreements. The Board had discussions with BAIA and reviewed and considered various written materials and oral presentations in connection with the sub-advisers’ proposed services, including with respect to the nature, extent, and quality of services, profitability, fees and expenses, investment performance, and the code of ethics and compliance program of each sub-adviser. Additionally, the Board considered the process undertaken during its consideration and approval of the Advisory Agreements between BAIA and the Trust, on behalf of the Fund, and the sub-advisory agreements between BAIA and each of the existing sub-advisers. The Board (and separately, the Independent Trustees) conferred with its independent legal counsel to consider the information provided. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the sub-advisory agreements with each of Magnetar, FT AlphaParity, H2O and Gracian.

Nature, Extent, and Quality of the Services

Magnetar

The Board discussed and considered (1) Magnetar Capital’s personnel, operations, and financial condition; (2) Magnetar’s strengths, including its systematic investment process that applies deal selection filters and results in a portfolio that is a subset of the entire merger arbitrage universe; (3) a general framework for determining the percentage of assets that would be allocated to Magnetar; (4) the potential investment return on the assets that would be managed by Magnetar and related investment risks; (5) Magnetar Capital’s experience and performance as a hedge fund manager, the existing relationship between Magnetar Capital and Blackstone Alternative Asset Management L.P. (“BAAM”), and the extent to which Magnetar’s strategy for the Fund is expected to overlap with its hedge fund strategy; and (6) the experience and depth of Magnetar Capital’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for Magnetar.

FT AlphaParity

The Board discussed and considered (1) FT AlphaParity’s personnel, operations, and financial condition; (2) FT AlphaParity’s strengths, including its experience with respect to the “risk premia” strategy, its use of a systematic approach that reduces over-optimization concerns, and its use of sector neutrality intended to reduce tail risk; (3) that FT AlphaParity is a successor to AlphaParity, a current sub-adviser to the Fund, and in this regard the experience and performance of AlphaParity as both a hedge fund manager and as a sub-adviser to the Fund; (4) the percentage of assets that would be allocated to FT AlphaParity; (5) FT AlphaParity’s experience and performance as a hedge fund manager and the extent to which FT AlphaParity’s strategy for the Fund overlapped with its hedge fund strategy; (6) the fact that FT AlphaParity’s investment strategy for the Fund would be the same as AlphaParity’s investment strategy for the Fund and that the FT AlphaParity portfolio management team would be the same as the AlphaParity portfolio management team; and (7) the experience and depth of FT AlphaParity’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for FT AlphaParity.

H2O

The Board discussed and considered (1) H2O’s personnel, operations, and financial condition; (2) H2O’s strengths, including its flexible view of market drivers, strong focus on flows and positioning analysis in portfolio construction, and its active trading strategy overlay; (3) a general framework for determining the percentage of assets that would be allocated to H2O; (4) the potential investment return on the assets that would be managed by H2O and related investment risks; (5) H2O’s experience and performance as a hedge fund manager, the existing relationship between H2O and BAAM, and the extent to which H2O’s strategy for the Fund is expected to overlap with its hedge fund strategy; and (6) the experience and depth of H2O’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for H2O.

Gracian

The Board discussed and considered (1) Gracian’s personnel, operations, and financial condition; (2) Gracian’s strengths, including its differentiated approach to short selling which produces an attractive profile of names that focuses on uncrowded, low short interest, highly liquid, general collateral companies, avoids crowded thematic shorts, and allows for the ability to invest in shorter duration ideas; (3) a general framework for determining the percentage of assets that would be allocated to Gracian on a non-discretionary basis; (4) the potential investment return on the assets that would be advised by Gracian and related investment risks; (5) Gracian’s experience and performance as a hedge fund manager and the existing relationship between Gracian and BAAM; and (6) the experience and depth of Gracian’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for Gracian.

Costs of Services and Profitability

In analyzing the cost of services and profitability of each sub-adviser, the Board discussed (i) each sub-adviser’s proposed sub-advisory fee for managing the allocated assets of the Fund; (ii) the resources that each sub-adviser would devote to the Fund for investment analysis, risk management, compliance, and order execution; and (iii) the extent to which each sub-adviser’s investment process would be scalable. The Board noted that the compensation paid to each sub-adviser was paid by BAIA, not the Fund, and, accordingly, that the retention of each sub-adviser did not increase the fees or expenses otherwise incurred by shareholders of the Fund. It also noted that the terms of the sub-advisory agreements were the result of separate arms’-length negotiations between BAIA and each sub-adviser. The Board considered information comparing the sub-advisory fee to the fees that the sub-adviser charges for providing investment advisory services to certain other clients. The Board also considered information regarding the potential impact that retaining each sub-adviser as a sub-advisor to the Fund may have on BAIA’s profitability, as well as information about the blended average of all sub-advisory fees that BAIA was expected to pay the sub-advisers based on anticipated allocations of Fund assets. The Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided.

Economies of Scale

The Board discussed various financial and economic considerations relating to the proposed arrangement with each sub-adviser, including the potential for economies of scale. The Board noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, as well as the appropriateness of sub-advisory fees payable, with respect to different asset sizes of the portfolio, in the future. The Board also noted that, although not directly related to the sub-advisory fees payable to each sub-adviser, certain Fund expenses were subject to an expense cap, an undertaking by BAIA intended to limit the Fund’s overall expenses at smaller asset levels.

Other Benefits

The Board discussed other potential benefits that each sub-adviser may receive from the Fund, including soft dollar arrangements, receipt of brokerage and research services, and the opportunity to offer additional products and services to Fund shareholders. The Board noted that each sub-adviser benefited from its relationship with BAAM, that Blackstone Strategic Capital Holdings L.P. (together with its parallel funds and subsidiary investment entities) had a minority equity interest in Magnetar Capital LP, the principal owner of Magnetar, and that BAAM or its affiliate had made investments in other investment funds advised by Magnetar, H2O and Gracian. The Board concluded that any other ancillary or “fall out” benefits derived by each sub-adviser from its relationship with BAIA, BAAM, or the Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to the Fund and its shareholders, and were consistent with industry practice and the best interests of the Fund and its shareholders.

Other Considerations

The Board reviewed and considered certain terms and conditions of each sub-advisory agreement. After discussion, the Board concluded that the terms of each sub-advisory agreement were reasonable and fair. It was noted that the Board would have the opportunity to periodically re-examine the terms of the sub-advisory agreement in the future. The Board, including all of the Independent Trustees, concluded that the fees payable under each sub-advisory agreement were fair and reasonable with respect to the services that each sub-adviser would provide to the Fund and in light of the other factors described above that the Board deemed relevant. The Board also considered information that it had received regarding BAIA’s review of each sub-adviser’s compliance program. The Board based its approval of the sub-advisory agreements on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent legal counsel in approving the sub-advisory agreements.

ADDITIONAL INFORMATION ABOUT THE FUND

BAIA is the Fund’s investment adviser. BAIA, a registered investment adviser located at 345 Park Avenue, 28th Floor, New York, NY 10154, is an affiliate of BAAM, a leading hedge fund solutions provider which, together with its affiliates in the Hedge Fund Solutions Group (“HFS”), has approximately $67 billion in assets under management as of December 31, 2016, and an indirect wholly-owned subsidiary of Blackstone, a publicly traded master limited partnership that has units that trade on the New York Stock Exchange under the symbol “BX”.

BAIA compensates the sub-advisers out of the management fees it receives from the Fund. During the fiscal year ending March 31, 2017, the Fund paid BAIA $85,233,171 in management fees, which amounted to 1.88% of the Fund’s average net assets as of March 31, 2017. From this amount, BAIA paid $44,176,479 in sub-advisory fees to nonaffiliated sub-advisers with respect to the Fund, which amounted to 0.98% of the Fund’s average net assets as of March 31, 2017, and $800,272 in sub-advisory fees to affiliated sub-advisers with respect to the Fund, which amounted to 0.02% of the Fund’s average net assets as of March 31, 2017.

Pursuant to an administration agreement with the Trust, State Street Bank and Trust Company (“State Street”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund. Pursuant to a transfer agency and service agreement with the Trust, State Street also serves as transfer agent of the Fund.

Blackstone Advisory Partners L.P., located at 345 Park Avenue, New York, NY 10154, serves as the principal underwriter and exclusive agent for distribution of the Fund’s shares pursuant to a distribution agreement.

FINANCIAL INFORMATION

You can obtain a free copy of the Fund’s annual and semi-annual reports, when available, by writing to the Fund, c/o BAIA, 345 Park Avenue, New York, NY 10154, or by calling 1-212-583-5000.

BENEFICIAL OWNERSHIP OF THE FUND

As of March 31, 2017, the following entities owned beneficially or of record 5% or more of the Class I shares of Multi-Strategy Fund:

•	Morgan Stanley Smith Barney LLC, located at 2000 Westchester Avenue, Purchase, NY 10577, held approximately 27% of the outstanding shares of Class I.

•	Charles Schwab & Co., Inc., located at 211 Main Street, San Francisco, CA 94105, held approximately 23% of the outstanding shares of Class I.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated, located at One Bryant Park, New York, NY 10036, held approximately 23% of the outstanding shares of Class I.

•	Pershing LLC, located at One Pershing Plaza, Jersey City, NJ 07399, held approximately 12% of the outstanding shares of Class I.

•	National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, held approximately 7% of the outstanding shares of Class I.

As of March 31, 2017, the following entities owned beneficially or of record 5% or more of the Class D shares of Multi-Strategy Fund:

•	Ameriprise, Inc., located at 369 Ameriprise Financial Center, Minneapolis, MN 55474, held approximately 92% of the outstanding shares of Class D.

As of March 31, 2017, the following entities owned beneficially or of record 5% or more of the Class Y shares of Multi-Strategy Fund:

•	Blackstone Treasury Solutions Advisors L.L.C., located at 345 Park Avenue, 11th Floor, New York, NY 10154, held approximately 74% of the outstanding shares of Class Y.

•	Tiffany and Company Pension Plan L.L.C., located at 200 Fifth Avenue, New York, NY 10010, held approximately 6% of the outstanding shares of Class Y.

•	Pinebridge Global Dynamic Asset Allocation Fund LLC, located at Level 13, 470 Collins Street Melbourne, VIC 3000, held approximately 6% of the outstanding shares of Class Y.

Any shareholder that beneficially owns more than 25% of the outstanding shares of the Fund may be presumed to “control” (as that term is defined in the 1940 Act) the Fund. As of March 31, 2017, no shareholder held 25% of the outstanding shares of the Fund. Shareholders controlling the Fund could have the ability to vote a majority of the shares of the Fund on any matter requiring approval of the shareholders of the Fund.

The Trustees and officers, as a group, owned less than 1% of the Fund’s shares as of March 31, 2017.

Exhibit A

[TO BE PROVIDED]